Exhibit 23.3

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

February 19, 2021

BP p.l.c.

1 St. James Square

London, SW1Y 4PD

United Kingdom

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of (i) the references to DeGolyer and MacNaughton contained in the section entitled “Oil and gas disclosures for the group” of the Annual Report and Form 20-F for the year ended December 31, 2019, of BP p.l.c. (the Form 20-F) as set forth under the heading “Compliance” and (ii) our report of third party dated January 15, 2020, presenting our estimates of the net proved oil, condensate, natural gas liquids, and gas reserves, as of December 31, 2019, of certain properties in which PJSC Rosneft Oil Company has represented it holds an interest, which is included as an exhibit to the Form 20-F.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716